NRG ENERGY, INC., as Issuer

and

[________________________], as Trustee

INDENTURE

Dated as of [__________], 2003

Up to $500,000,000

10.0% Senior Notes due 2010

CROSS-REFERENCE TABLE

TIA		Indenture
Section		Section

310(a)(1)		7.10
(a)(2)		7.10
(a)(3)		N.A.
(a)(4)		N.A.
(a)(5)		7.08; 7.10
(b)		7.08; 7.10;
		13.02
(c)		N.A.
311(a)		7.11
(b)		7.11
(c)		N.A
312(a)		2.05
(b)		13.03
(c)		13.03
313(a)		7.06
(b)	(1)	N.A.
(b)	(2)	7.06
(c)		7.06; 13.02
(d)		7.06
314(a)		4.07; 4.08;
		13.02
(b)		N.A.
(c)	(1)	13.04
(c)	(2)	13.04
(c)	(3)	N.A.
(d)		N.A.
(e)		13.05
(f)		N.A.
315(a)		7.01(b)
(b)		7.05; 13.02
(c)		7.01(a)
(d)		7.01(c)
(e)		6.11
316(a)	(last sentence)	2.09
(a)	(1)(A)	6.05
(a)	(1)(B)	6.04
(a)	(2)	N.A.
(b)		6.07
(c)		9.05
317(a)	(1)	6.08

TIA		Indenture
Section		Section

(a)	(2)	6.09
(b)		2.04
318(a)		13.01
(c)		13.01

N.A.       means Not Applicable

NOTE:   This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

Page

SECTION 7.03. Individual Rights of Trustee	55
SECTION 7.04. Trustee’s Disclaimer	55
SECTION 7.05. Notice of Default	56
SECTION 7.06. Reports by Trustee to Holders	56
SECTION 7.07. Compensation and Indemnity	56
SECTION 7.08. Replacement of Trustee	57
SECTION 7.09. Successor Trustee by Merger, Etc.	58
SECTION 7.10. Eligibility; Disqualification	58
SECTION 7.11. Preferential Collection of Claims Against Company	58
ARTICLE EIGHT
DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01. Termination of the Company’s Obligations	59
SECTION 8.02. Legal Defeasance and Covenant Defeasance	60
SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance	61
SECTION 8.04. Application of Trust Money	62
SECTION 8.05. Repayment to the Company	62
SECTION 8.06. Reinstatement	63
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS
SECTION 9.01. Without Consent of Holders	63
SECTION 9.02. With Consent of Holders	64
SECTION 9.03. Compliance with TIA	65
SECTION 9.04. Revocation and Effect of Consents	65
SECTION 9.05. Notation on or Exchange of Notes	65
SECTION 9.06. Trustee To Sign Amendments, Etc.	65
ARTICLE TEN
Intentionally Omitted.
ARTICLE ELEVEN
Intentionally Omitted.
ARTICLE TWELVE
Intentionally Omitted.
ARTICLE THIRTEEN
MISCELLANEOUS
SECTION 13.01. TIA Controls	66
SECTION 13.02. Notices	66
SECTION 13.03. Communications by Holders with Other Holders	67

          THIS INDENTURE (this “Indenture”), dated as of [     ], 2003, is made by and between NRG Energy, Inc., a Delaware corporation (the “Company”), and [     ], a[n] [     ] trust company, as Trustee (the “Trustee”).

RECITALS

          WHEREAS, on May 14, 2003, the Company and certain of its directly and indirectly wholly owned Subsidiaries filed voluntary petitions under Chapter 11 of the United States Code, as amended (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

          WHEREAS, the Company and certain of its directly and indirectly wholly owned Subsidiaries filed a Joint Plan of Reorganization (the “Plan”) which was approved by the Bankruptcy Court on [     ];

          WHEREAS, pursuant to the Plan, the Company is required to issue the Notes (as defined herein), to certain holders of unsecured claims against the Company and NRG Power Marketing, Inc., a Delaware corporation and Wholly Owned subsidiary of the Company;

          WHEREAS, the Company has duly authorized the creation of an issue of 10.0% Senior Notes due 2010 (the “Notes”) and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture; and

          WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company, in accordance with their and its terms, have been done.

          NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          For and in consideration of the premises and the acquisition of the Notes by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

          SECTION 1.01. Definitions.

          “Acceleration Notice” has the meaning provided in Section 6.02(a).

          “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

          “Affiliate” means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of more than 50% of the voting securities of any Person shall be deemed to be control. Notwithstanding the foregoing, (a) no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company, or any of its Subsidiaries solely by reason of such Investment and (b) no Person shall be considered to be an Affiliate of the Company or any of its Subsidiaries solely because such Person had or exercised the right to nominate one or more members of the Board of Directors of the Company pursuant to the Plan.

          “Affiliate Transaction” has the meaning provided in Section 4.11.

          “Agent” means any Registrar, Paying Agent, co-Registrar or agent for service of demands and notices in connection with the Notes.

          “Agent Members” has the meaning provided in Section 2.16.

          “Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall (i) become a Restricted Subsidiary or (ii) be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate cash consideration of less than $10.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements on customary terms and conditions, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete or worn-out equipment or equipment that is no longer useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other assignment or transfer for value by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Wholly Owned Restricted Subsidiaries in connection with Investments permitted under Section 4.10, (viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP, (ix) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction, (x) the exchange of assets held by the Company or a Restricted Subsidiary for assets held by any Person or entity, provided, that (a) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used as permitted under Section 4.21; and (b) any such assets received are of a comparable fair market value to the assets exchanged as determined in good faith by the Company, (xi) the sale, lease, conveyance, disposition or other assignment or transfer for value of fuel or emission credits in the ordinary course of the business of the Company or such Restricted Subsidiary; (xii) the sale, lease, conveyance, disposition or other assignment or transfer for value of any property or assets of, or any Capital Stock of, any Foreign Subsidiary; (xiii) the sale, lease, conveyance, disposition or other assignment or transfer for value of any property or asset listed on Exhibit B attached hereto and (xiv) any sale, lease, conveyance, disposition or other assignment or transfer for value of any property or asset not otherwise excluded from the definition of “Asset Sale” pursuant to clauses (i) through (xiii) above to the extent the aggregate cash consideration received from all such sales, conveyances, dispositions or other transfers does not exceed $250.0 million. For the purposes of clause (viii) above, Purchase Money Notes shall be deemed to be cash.

          “Authenticating Agent” has the meaning provided in Section 2.02.

          “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

          “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          “Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors or other equivalent governing body of such Person.

          “Business Day” means a day that is not a Legal Holiday.

          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person and (iii) excluding, in each case, debt securities convertible or exchangeable for securities of the type described in the foregoing clauses (i) and (ii).

          “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          “Cash Equivalents” means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the above named rating agencies cease publishing ratings of investments; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or the equivalent thereof from S&P or at least P-2 or the equivalent thereof from Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the above named rating agencies cease publishing ratings of investments; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million (or, with respect to foreign banks meeting equivalent capital and surplus requirements, similar instruments, including eurodollar time deposits); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in any investment company or money market fund which invests substantially all its assets in securities of the types described in clauses (i) through (v) above.

          “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); (iii) any Person or Group (other than Matlin Patterson) shall become the owner, directly or indirectly, beneficially or of record, of shares of the Company’s Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding voting stock of the Company; (iv) Matlin Patterson shall become the owner, directly or indirectly, beneficially or of record, of shares of the Company’s Capital Stock representing more than [     ]% of the aggregate ordinary voting power represented by the issued and outstanding stock of the Company; or (v) during any twelve-month period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of 66-2/3% of the directors then in office who were either directors at the beginning of such period or whose nomination was previously approved) cease for any reason to constitute a majority of the Board of Directors then in office.

          “Change of Control Date” has the meaning provided in Section 4.15.

          “Change of Control Offer” has the meaning provided in Section 4.15.

          “Change of Control Payment Date” has the meaning provided in Section 4.15.

          “Commission” means the United States Securities and Exchange Commission.

          “Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.

          “Comparable Treasury Issue” means a particular United States treasury security selected by the Company as having a maturity comparable to the earliest optional redemption of the Notes that would be utilized in accordance with customary financial practice, in pricing new issues of corporate debt securities. [ST&B to provide language]

          “Comparable Treasury Yield” means, with respect to any Redemption Date for a Makewhole Redemption: (a) the yield for the Comparable Treasury Issue (expressed as a yield to maturity) on the third Business Day preceding such Redemption Date, as set forth under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or (b) if that release (or any successor release) is not published or does not contain the applicable prices on the applicable Business Day, the yield to maturity for the Comparable Treasury Issue for that redemption date quoted to the Company by an independent investment banking firm of national standing selected by the Company. [ST&B to provide language]

          “Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges.

          “Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company for any Consolidated Fixed Charges Measurement Period, the ratio of (i) Consolidated EBITDA of the Company during the applicable Consolidated Fixed Charges Measurement Period to (ii) Consolidated Fixed Charges (excluding interest capitalized in accordance with GAAP) of the Company for such Consolidated Fixed Charges Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall each be calculated after giving effect on a pro forma basis for the applicable Consolidated Fixed Charges Measurement Period to (i) the incurrence of any Indebtedness giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness occurring during such Consolidated Fixed Charges Measurement Period as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Consolidated Fixed Charges Measurement Period, and (ii) any Asset Sales or Asset Acquisitions (including any

Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of [     ], 2003) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale) occurring during such Consolidated Fixed Charges Measurement Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of such Consolidated Fixed Charges Measurement Period. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Consolidated Fixed Charges Measurement Period, and (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by an Interest Rate Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such Interest Rate Agreements.

          “Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense (before amortization or write-off of debt issuance costs) plus (ii) the amount of all cash dividend payments on any series of Preferred Stock of the Company plus (iii) the amount of all dividend payments on any series of Permitted Domestic Subsidiary Preferred Stock.

          “Consolidated Fixed Charges Measurement Period” means (i) if the Transaction Date occurs on or after the first anniversary of the last day of the first fiscal quarter ending subsequent to the Effective Date, the four full fiscal quarters ending on or prior to the Transaction Date and (ii) if the Transaction Date occurs at any time prior to the first anniversary of the last day of the first fiscal quarter ending subsequent to the Effective Date, the period consisting of the number of full fiscal quarters commencing subsequent to the Effective Date and ending on or prior to the Transaction Date; provided, that, if no such full fiscal quarter has ended prior to the Transaction Date, the “Consolidated Fixed Charges Measurement Period” shall mean the period beginning on the Effective Date and ending on such Transaction Date.

          “Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication, (i) the aggregate of all cash interest expense with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including the net costs associated with Interest Rate Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          “Consolidated Net Income” of the Company means, for any period, the aggregate net income (or loss) of the Company for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $10.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses (including non-cash fresh start accounting charges and non-cash purchase accounting charges), and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person, other than a Restricted Subsidiary, (g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary by such Person, (h) only for purposes of clause (3)(v) of Section 4.10(a), any amounts included pursuant to clause (3)(y) of Section 4.10(a), (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; (j) the cumulative effect of a change in accounting principles; (k) any amortization or write-off of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the incurrence of Refinancing Indebtedness; (l) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued) and (m) any non-cash charges relating to the mark-to-market of derivative instruments as required by FAS 133.

          “Consolidated Non-cash Charges” means, with respect to the Company for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period).

          “Covenant Defeasance” has the meaning provided in Section 8.02.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in currency values.

          “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

          “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

          “Depository” means The Depository Trust Company, its nominees and successors and any Person appointed by the Company as a successor to The Depository Trust Company in its capacity as depository pursuant to the terms and conditions hereof.

          “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

          “Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

          “Effective Date” means the date of original issuance of the Notes.

          “Equity Offering” means any public or private offering for cash of the Company’s common stock after the Effective Date (other than sales made to any Restricted Subsidiary and other than sales of Disqualified Capital Stock).

          “Event of Default” has the meaning provided in Section 6.01.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

          “Exit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, in each case, as amended, restated, modified, refunded, replaced or refinanced in whole or in part from time to time.

          “Exit Financing Indebtedness” means, collectively, Indebtedness incurred pursuant to the Exit Facility and Indebtedness represented by the Exit Financing Notes.

          “Exit Financing Notes” means the Company’s Second Priority Senior Secured Notes to be issued under and pursuant to an indenture qualified under the TIA, as amended, restated, modified, refunded, replaced or refinanced in whole or in part from time to time.

          “Facility” means a power or energy generation facility.

          “fair market value” means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

          “FAS” means statements of Financial Accounting Standards as promulgated from time to time by the Financial Accounting Standards Board.

          “Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

          “Global Note” has the meaning provided in Section 2.01.

          “Good Utility Practices” means any of those practices, methods, standards and acts (including the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have reasonably been known at the time a decision was made, could have reasonably been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts conform in all material respects to applicable law and governmental approvals. “Good Utility Practices” is not intended to be limited to optimal practices that could be used to accomplish a desired result.

          “Governmental Authority” means any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality, or any governmental court or tribunal.

          “guarantee” means (i) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (ii) any obligation, direct or indirect, contingent or otherwise, of any Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

          “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

          “incur” has the meaning provided in Section 4.12.

          “Indebtedness” means with respect to any Person on any date of determination, without duplication, (i) the principal of obligations of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) the principal component of all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding, in each case, trade accounts payable, warranty and service obligations, and all other obligations arising in the ordinary course of business), (v) the principal component of all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all monetary obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all Obligations under Currency Agreements and Interest Rate Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable, equipment or other assets (including contract rights) which constitute a sale for purposes of GAAP and any related recourse provisions under instrument sales programs entered into in the ordinary course of business shall not constitute Indebtedness hereunder.

          “Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          “Initial Public Offering” means the first underwritten public offering of Qualified Capital Stock (other than pursuant to the Plan) by the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $[     ] million.

          “Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

          “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate option agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which any Person is a party or beneficiary.

          “Interest Rate Obligation” means any obligation of the Company or any Restricted Subsidiary pursuant to any Interest Rate Agreement.

          “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to any other Person or any payment for property or services for the account or use of any other Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude (a) issuances of any Person’s common stock (including in connection with an acquisition of assets, Capital Stock or other securities by the Company or any Subsidiary) and (b) extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of Section 4.10, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the book value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the book value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          “Legal Defeasance” has the meaning provided in Section 8.02.

          “Legal Holiday” has the meaning provided in Section 13.07.

          “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          “Makewhole Rate” means, for any redemption date, the annual rate equal to the yield to maturity, compounded semi-annually, of a selected Comparable Treasury Issue, assuming a yield for the selected Comparable Treasury Issue equal to the Comparable Treasury Yield for the particular redemption date.

          “Matlin Patterson” means, collectively, [Matlin Patterson Asset Management LLC] and its Affiliates.

          “Maturity Date” means [     ], 2010.

          “Moody’s” means Moody’s Investors Service, Inc. and its successors.

          “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting, title and recording tax expenses, investment banking fees and sales commissions and any relocation expenses incurred as a result thereof), (b) taxes paid or payable as a result of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date and (e) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities retained by the Company or any Restricted Subsidiary after such Asset Sale that are associated with the assets disposed of in such Asset Sale.

          “Net Proceeds Offer” has the meaning provided in Section 4.16.

          “Net Proceeds Offer Payment Date” has the meaning provided in Section 4.16.

          “Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.16.

          “Non-Recourse Debt” means Indebtedness of the Company or any Restricted Subsidiary incurred by such Person to acquire, construct, improve or develop a Facility or any other asset used in the business of the Company or any Restricted Subsidiary to the extent that such Indebtedness is without recourse to the Company or any Restricted Subsidiary or to any of their respective assets other than such Facility or such other asset and the income from, and proceeds of, such Facility or such other asset.

          “Notes” has the meaning set forth in the recitals hereto.

          “Obligations” means, without duplication, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, or the Secretary of such Person, or any other officer designated by the Board of Directors serving in a similar capacity.

          “Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Person and otherwise complying with the requirements of Sections 13.04 and 13.05, as they relate to the making of an Officers’ Certificate.

          “Opinion of Counsel” means a written opinion from legal counsel, who may be in-house counsel for the Company, and who is reasonably acceptable to the Trustee complying with the requirements of Sections 13.04 and 13.05, as they relate to the giving of an Opinion of Counsel.

          “Paying Agent” has the meaning provided in Section 2.03.

          “Permitted Domestic Subsidiary Preferred Stock” means any series of Preferred Stock of a Domestic Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to clause (xx) of the definition of Permitted Indebtedness, does not exceed $[     ] million; provided, that such amount shall increase to $[     ] million upon consummation of an Initial Public Offering.

          “Permitted Indebtedness” means, without duplication, (i) the Notes, (ii) the Xcel Note, (iii) other Indebtedness of the Company and its Subsidiaries outstanding on the Effective Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (iv) Interest Rate Obligations of the Company or any of its Subsidiaries covering Indebtedness of the Company or any of its Subsidiaries; provided, that any Indebtedness to which any such Interest Rate Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that the underlying Interest Rate Agreement is entered into, in the judgment of the Company, to protect the Company from fluctuation in interest rates on their respective outstanding Indebtedness, (v) Indebtedness under Currency Agreements, (vi) intercompany Indebtedness owed by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary, (vii) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with Section 4.12 on the date such Indebtedness became Acquired Indebtedness (other than Permitted Indebtedness), (viii) guarantees by (A) the Company and the Restricted Subsidiaries of each other’s Indebtedness; provided, that such Indebtedness is permitted to be incurred under this Indenture and (B) the Company of the obligations of PMI entered into in the ordinary course of business to the extent that such obligations are considered to be Indebtedness, (ix) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $50.0 million, (x) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of (A) power marketing and trading activity, (B) workers’ compensation claims or (C) self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (xi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business, (xiii) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees and expenses in connection therewith (“Refinancing Indebtedness”); provided, that (1) any such event shall not result in an increase in the aggregate principal amount of Permitted Indebtedness by more than $100.0 million (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees and expenses or (B) otherwise permitted to be incurred under this Indenture) of the Company and its Subsidiaries, (2) any such event shall not create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clauses (vi) or (xiv) of this definition) and (3) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (xiv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any other Subsidiary of the Company (except for Standard Securitization Undertakings), (xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of incurrence, (xvi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (xvii) Indebtedness incurred pursuant to the Working Capital Facility, (xviii) Non-Recourse Debt, (xix) Exit Financing Indebtedness in an aggregate principal amount not to exceed $2.7 billion, and (xx) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount, which, together with the aggregate liquidation value of all outstanding series of Permitted Domestic Subsidiary Preferred Stock, does not exceed $50.0 million at any one time outstanding.

          “Permitted Investments” means (i) Investments by the Company or any Restricted Subsidiary in (A) any Wholly Owned Restricted Subsidiary of the Company (whether existing on the Effective Date or created thereafter) or (B) any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary, (ii) Investments in the Company by any Restricted Subsidiary, (iii) cash and Cash Equivalents, (iv) Investments existing on the Effective Date, (v) advances to employees and officers of the Company and the Restricted Subsidiaries for travel expenses and similar expenses incurred on behalf of the Company or any of the Restricted Subsidiaries in the

ordinary course of business, (vi) accounts receivable created or acquired in the ordinary course of business, (vii) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Company’s or the Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture, (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (ix) guarantees by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries under this Indenture, (x) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided, that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest, (xi) any transaction to the extent it constitutes an Investment that is permitted by, and made in accordance with, clause (b) of Section 4.11 (other than transactions described in clause (b)(v) of such clause), (xii) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company, (xiii) Investments received by the Company or the Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, that in the case of an Asset Sale, such Asset Sale is effected in compliance with Section 4.16, (xiv) the creation of Liens on the assets of the Company or any of the Restricted Subsidiaries in compliance with Section 4.18, (xv) endorsements of negotiable instruments and similar obligations in the ordinary course of business, (xvi) Investments in joint ventures of up to $50.0 million at any one time outstanding and (xvii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xvii) that are at that time outstanding, not to exceed 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

          “Permitted Liens” means the following types of Liens:

(i) Liens for taxes, assessments, duties or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, vendors, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, tenders, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) judgment Liens not giving rise to an Event of Default;

(v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property or Liens incidental to the conduct of the business of the Company or any Restricted Subsidiary or to the ownership of their respective properties, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(vi) any interest or title of a lessor under any Capitalized Lease Obligation;

(vii) purchase money Liens to finance the acquisition of property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(xi) Liens securing Interest Rate Obligations which Interest Rate Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(xii) Liens securing Indebtedness under Currency Agreements;

(xiii) Liens securing Acquired Indebtedness that is permitted under clause (vii) of the definition of Permitted Indebtedness;

(xiv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $[ ] million at any one time outstanding;

(xv) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries;

(xvii) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

(xviii) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xix) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company;

(xx) Liens on property or shares of Capital Stock of any Person at the time such Person becomes a Subsidiary; provided, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xxi) Liens incurred by a Subsidiary to secure Non-Recourse Debt incurred pursuant to clause (xviii) of the definition of “Permitted Indebtedness”; provided, that such Lien does not extend to any asset or property of the Company or any other Subsidiary that is a Restricted Subsidiary;

(xxii) Liens securing the Working Capital Facility;

(xxiii) Liens securing Exit Financing Indebtedness; and

(xxiv) Liens existing on the Effective Date, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Effective Date; provided, that the Liens securing any Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

          “Person” means an individual, partnership, corporation, company, unincorporated organization, trust or joint venture, or any Governmental Authority.

          “Physical Notes” has the meaning provided in Section 2.01.

          “Plan” has the meaning provided in the recitals hereto.

          “Plan of Liquidation” means, with respect to any Person, a plan that provides for or contemplates, or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

          “PMI” means NRG Power Marketing Inc., a Delaware corporation.

          “Preferred Stock” of any Person means any Capital Stock of such Person the rights with respect to which are preferential to the rights of any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          “principal” of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

          “Productive Assets” means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and the Restricted Subsidiaries permitted by Section 4.21.

          “Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

          “Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

          “Qualified Investment” means any purchase of, or other investment in, Productive Assets.

          “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

          “Record Date” means the Record Dates specified in the Notes, whether or not a Legal Holiday.

          “Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

          “Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and the Notes.

          “Reference Date” has the meaning provided in Section 4.10.

          “Refinancing Indebtedness” has the meaning provided in clause (xiii) of the definition of Permitted Indebtedness.

          “Refunding Capital Stock” has the meaning provided in Section 4.10.

          “Registrar” has the meaning provided in Section 2.03.

          “Reorganization Proceedings” means, with respect to any Person, the submission by such Person to reorganization proceedings conducted under Title 11 of the United States Code, as amended from time to time.

          “Required Premiums” has the meaning provided in clause (xiv) of the definition of Permitted Indebtedness.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Payment” has the meaning provided in Section 4.10.

          “Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

          “Retired Capital Stock” shall have the meaning provided in Section 4.10.

          “S&P” means Standard & Poor’s Corporation and its successors.

          “Securities Act” means, the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

          “Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable or equipment securitization transaction.

          “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Effective Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes.

          “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be beneficially owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, beneficially owned by such Person.

          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as otherwise provided in Section 9.03.

          “Total Assets” means the total consolidated assets of the Company and its Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

          “Transaction Date” means, with respect to any transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, the date on which such transaction is consummated.

          “Trust Officer” means any officer of the Trustee assigned by the Trustee to administer this Indenture, or in the case of a successor trustee, an officer assigned to the department, division or group performing the corporation trust work of such successor and assigned to administer this Indenture.

          “Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

          “Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (x) the Company certifies to the Trustee that such designation complies with Section 4.10 and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

          “U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

          “U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

          “Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

          “Working Capital Facility” means a credit facility (other than the Exit Facility) in an aggregate principal amount of up to $500.0 million to be obtained by the Company on commercially reasonable terms to be used as a letter of credit and working capital facility.

          “Xcel” means Xcel Energy Inc., a Minnesota corporation.

          “Xcel Note” means that certain promissory note made by the Company in favor of Xcel in an initial principal amount of $10.0 million and issued pursuant to the terms and conditions of the Plan.

          SECTION 1.02. Incorporation by Reference of TIA.

          Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

          “indenture securities” means the Notes.

          “indenture security holder” means a Holder or a Noteholder.

          “indenture to be qualified” means this Indenture.

          “indenture trustee” or “institutional trustee” means the Trustee.

          “obligor” on the indenture securities means the Company or any other obligor on the Notes.

          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a Commission rule and not otherwise defined herein have the meanings assigned to them therein.

          SECTION 1.03. Rules of Construction.

          Unless the context otherwise requires:

(1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(2) “or” is not exclusive;

(3) words in the singular include the plural, and words in the plural include the singular;

(4) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(5) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE TWO

THE NOTES

          SECTION 2.01. Form and Dating.

          The Notes (and the Trustee’s certificate of authentication with respect thereto) shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or depository rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

          The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

          One or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A attached hereto (the “Global Note”), having the legend set forth in Section 2.15, may be issued by the Company. Otherwise, Notes hereunder may be issued in the form of certificated Notes in registered form substantially in the form set forth in Exhibit A, without the legend set forth in Section 2.15 (“Physical Notes”).

          SECTION 2.02. Execution and Authentication; Aggregate Principal Amount.

          Two Officers, or an Officer and an Assistant Secretary, shall sign, or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Notes for the Company by manual or facsimile signature.

          If an Officer or Assistant Secretary whose signature is on a Note was an Officer or Assistant Secretary at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

          A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

          The Trustee shall authenticate Notes for original issue in the aggregate principal amount not to exceed $500.0 million upon written orders of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as the Global Note or Physical Notes. The aggregate principal amount of Notes outstanding at any time may not exceed $500.0 million, except as provided in Section 2.07.

          The Trustee shall not be required to authenticate Notes if the issuance of such Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture in a manner which is not reasonably acceptable to the Trustee.

          The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

          The Notes shall be issuable in fully registered form only, without coupons, and in denominations of whole dollar integrals.

          SECTION 2.03. Registrar, Paying Agent and Depository.

          The Company shall maintain an office or agency (which shall be located in the Borough of Manhattan in the City of New York, State of New York) where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent. Neither the Company nor any Affiliate of the Company may act as Paying Agent.

          The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

          The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes, until such time as the Trustee has resigned or a successor has been appointed. The Paying Agent or Registrar may resign upon 30 days notice to the Company.

          The Company initially appoints The Depository Trust Company to act as Depository with respect to the Global Notes.

          SECTION 2.04. Paying Agent To Hold Assets in Trust.

          The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

          SECTION 2.05. Noteholder Lists.

          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee and the Company shall otherwise comply with TIA Section 312(a).

          SECTION 2.06. Transfer and Exchange.

          Subject to the provisions of Section 2.16, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfer and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Sections 2.10, 3.06, 4.15, 4.16 or 9.05, in which event the Company shall be responsible for the payment of such taxes).

          The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

          Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

          SECTION 2.07. Replacement Notes.

          If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for the Company’s reasonable, out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note shall constitute an additional obligation of the Company.

          SECTION 2.08. Outstanding Notes.

          Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

          If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives an Opinion of Counsel that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

          If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

          SECTION 2.09. Treasury Notes.

          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent, notice, appointment or declaration of an Event of Default, Notes owned by the Company or any of its Affiliates (other than Matlin Patterson) shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. The Company shall notify the Trustee, in writing, when it or any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

          SECTION 2.10. Temporary Notes.

          Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 definitive Notes in exchange for temporary Notes.

          SECTION 2.11. Cancellation.

          The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

          SECTION 2.12. Defaulted Interest.

          If the Company defaults in a payment of interest, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest in cash, to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder, as of a recent date selected by the Company, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

          SECTION 2.13. CUSIP Number.

          The Company in issuing the Notes may use a “CUSIP” number, and if so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided, that no representation is hereby deemed to be made by the Trustee as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP number.

          SECTION 2.14. Deposit of Moneys.

          Prior to 11:00 a.m. New York City time on each Interest Payment Date and on the Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Paying Agent, to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be.

          SECTION 2.15. Global Note Legend.

          The following legend shall appear on the face of all Global Notes issued under this Indenture:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK, (“DTC”)), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

          SECTION 2.16. Book-Entry Provisions for Global Security.

          (a) The Global Note initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.15.

          Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

          (b) Transfers of the Global Note shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Note may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository. In addition, Physical Notes shall be issued to all beneficial owners in exchange for their beneficial interests in the Global Note if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Notes.

          (c) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.

          (d) In connection with the transfer of the entire Global Note to beneficial owners pursuant to paragraph (b), the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

          (e) The Holder of the Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

ARTICLE THREE

REDEMPTION

          SECTION 3.01. Notices to Trustee.

          If the Company elects to redeem Notes pursuant to Paragraph 5 of the Notes, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of the Notes to be redeemed.

          The Company shall give each notice provided for in this Section 3.01 not less than 30 nor more than 60 days before the Redemption Date (unless a notice period shorter than 45 days shall be satisfactory to the Trustee, as evidenced in a writing signed on behalf of the Trustee), together with an Officers’ Certificate stating that such redemption shall comply with the conditions contained herein and in the Notes.

          SECTION 3.02. Selection of Notes To Be Redeemed.

          If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed on a pro rata basis, by lot or in such other fair and reasonable manner chosen at the discretion of the Trustee; provided, that if any Notes are outstanding, in each case, in an aggregate principal amount equal to or less than $10,000, the Trustee shall, if the Company so requests, first redeem such Notes in full, starting with the Note having the smallest outstanding principal amount; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless (x) such method is otherwise prohibited or (y) Notes are outstanding in an aggregate principal amount equal to or less than $10,000, in which case, the Trustee shall, if the Company so requests, first redeem such Notes in full, starting with the Note having the smallest outstanding principal amount. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes in denominations of $1,000 may be redeemed only in whole. The Trustee may select for redemption portions equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

          SECTION 3.03. Notice of Redemption.

          At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed, at the last address for such Holder in the Registrar’s book, with a copy to the Trustee and any Paying Agent. At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.

          Each notice for redemption shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) the subparagraph of the Notes pursuant to which such redemption is being made;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(6) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(7) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued; and

(8) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

          SECTION 3.04. Effect of Notice of Redemption.

          Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

          SECTION 3.05. Deposit of Redemption Price.

          On or before 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company, upon its written request, any U.S. Legal

Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

          If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

          SECTION 3.06. Notes Redeemed in Part.

          Upon surrender of a Note that is to be redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

          SECTION 4.01. Payment of Notes.

          The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest on the Notes shall be considered paid in full on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender designated for and sufficient to pay the installment in full.

          The Company shall pay, to the extent such payments are lawful, interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Notes plus 2.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

          SECTION 4.02. Maintenance of Office or Agency.

          The Company shall maintain the office or agency required under Section 2.03. The Company shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. Notes may be presented or surrendered for registration or transfer, exchange or payment, and notices and demands to or upon the Company in respect of the Notes and this Indenture may be made or served, at the address of the Trustee set forth in Section 13.02.

          SECTION 4.03. Corporate Existence.

          Except as otherwise permitted by Article Five and Section 4.16, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Restricted Subsidiary in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that neither the Company nor any such Restricted Subsidiary shall be required to preserve, with respect to itself, any material right or franchise and, with respect to any of the Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

          SECTION 4.04. Payment of Taxes and Other Claims.

          The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or properties of it or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

          SECTION 4.05. Maintenance of Properties and Insurance.

          (a) The Company shall, and shall cause each Restricted Subsidiary to, maintain its material properties in accordance with Good Utility Practices (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation and maintenance of any of its properties, if such discontinuance is, in the good faith judgment of the Company or the Restricted Subsidiary, as the case may be, desirable in the conduct of their respective businesses and is not disadvantageous in any material respect to the Holders; provided, further that nothing in this Section 4.05 shall prevent the Company or any of the Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

          (b) The Company shall provide or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and such Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America, any state thereof or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

          SECTION 4.06. Compliance Certificate; Notice of Default.

          (a) The Company shall deliver to the Trustee, within 120 days after the end of the Company’s fiscal year, an Officers’ Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

          (b) The annual financial statements delivered pursuant to Section 4.08 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article Four, Five or Six of this Indenture insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

          (c) (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder seeks to exercise any remedy hereunder with respect to a claimed Default or Event of Default under this Indenture or the Notes, the Company shall deliver to the Trustee, at its address set forth in Section 13.02 hereof, by registered or certified mail or by facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action within five Business Days of its becoming aware of such occurrence.

          SECTION 4.07. Compliance with Laws.

          The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and the Restricted Subsidiaries, taken as a whole.

          SECTION 4.08. SEC Reports.

          (a) From and after [     ], whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee (who will furnish to the Holders of Notes upon request) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations. In addition, from and after [     ], whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

          (b) In addition, the Company agrees that, for so long as any Notes remain outstanding, if at any time (x) the Commission does not accept the filings provided for in Section 4.08(a) above or (y) the filings provided for in Section 4.08(a) do not contain all of the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, it will furnish to the Trustee (who will furnish to the Holders of Notes upon request) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also comply with the provisions of TIA Section 314(a).

          (c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

          SECTION 4.09. Waiver of Stay, Extension or Usury Laws.

          The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

          SECTION 4.10. Limitation on Restricted Payments.

          (a) The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or any of the Restricted Subsidiaries or to the Company or any of the Restricted Subsidiaries or pro rata to all holders of the Capital Stock of a Subsidiary of the Company) on or in respect of shares of the Company’s or any of the Restricted Subsidiaries’ Capital Stock to holders of such Capital Stock, in their capacity as such, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any of the Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations (x) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (y) with proceeds from Refinancing Indebtedness); or (iv) make any Restricted Investment (each of the foregoing actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12(a); or

(3) the aggregate amount of Restricted Payments made subsequent to the Effective Date shall exceed the sum of: (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Effective Date and on or prior to the end of the most recent fiscal quarter ending prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus (w) 100% of the aggregate net proceeds received by the Company (including the fair market value of property other than cash) from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Effective Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus (x) without duplication of any amounts included in clause (3)(w) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Company; plus (y) 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any (i) sale or other disposition of Restricted Investments made by the Company and the

Restricted Subsidiaries or (ii) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

          (b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (ii) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company (the “Retired Capital Stock”), either (1) solely in exchange for shares of Qualified Capital Stock of the Company (the “Refunding Capital Stock”), or (2) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, and, in the case of subclause (1) of this clause (ii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (iii) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase the Company’s common equity or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided, that such redemptions or repurchases pursuant to this clause (iii) shall not exceed $[     ] million (which amount shall be increased (A) to $[     ] million upon consummation of an Initial Public Offering and (B) by the amount of any proceeds to the Company from (x) sales of Capital Stock of the Company to management employees subsequent to the Effective Date and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of the Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment; (iv) so long as no Default or Event of Default shall have occurred and be continuing, payments, not to exceed $[     ] in the aggregate, to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (v) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12(a), other Restricted Payments in an aggregate amount not to exceed $25.0 million and (vi) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date in accordance with clause (3) of the immediately preceding paragraph (a), amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (i), (ii), (iii), (iv) and (v) shall be included in such calculation; provided, such expenditures pursuant to clause (iii) shall not be included to the extent o f cash proceeds received by the Company from any “key man” life insurance policies and (b) amounts expended pursuant to clause (vi) shall be excluded from such calculation.

          SECTION 4.11. Limitation on Transactions with Affiliates.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $10.0 million (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $10.0 million or more but less than $25.0 million, at the Company’s option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company and any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable taken as a whole than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; and provided, further, that for a transaction or series of related transactions with an aggregate value of $25.0 million or more, the Board of Directors of the Company and any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable taken as a whole than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

          (b) The restrictions of Section 4.11(a) shall not apply to (i) reasonable fees and compensation (including in the form of issuances of shares of Capital Stock of the Company or grants of stock options or similar rights pursuant to plans approved by the Board of Directors) paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company’s Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided, such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Securitization Transaction; (iv) any agreement in effect as of the Effective Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Holders than the original agreement as in effect on the Effective Date; (v) Restricted Payments or Permitted Investments permitted by this Indenture; (vi) payments or advances to employees or consultants which are approved by the Board of Directors of the Company in good faith and which are incurred in the ordinary course of business; (vii) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of the Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect; (viii) transactions permitted by, and complying with, the provisions of Section 5.01; (ix) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party; (x) any repurchase, redemption or other retirement of Capital Stock of the Company held by employees of the Company or any of its Subsidiaries upon death, disability or termination of employment at a price not in excess of the fair market value thereof and approved by the Board of Directors; (xi) transactions between or among the Company and any of its Subsidiaries or between or among such Subsidiaries and relating, without limitation, to operating and maintenance agreements, agreements to provide power marketing services (whether as principal or agent), or other intercompany services agreements and (xii) any agreement to do any of the foregoing.

          SECTION 4.12. Limitation on Incurrence of Additional Indebtedness.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is at least [     ] to 1.

          (b) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies (including for purposes of determination of any basket amount in any clause of the definition of “Permitted Indebtedness” and, provided, that the full amount of any revolving credit facility shall be deemed to have been incurred on the date such facility is established and not on the date of any draws on such facility). The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the

Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

          (c) For purposes of determining compliance with, and the outstanding principal amount of a particular Indebtedness incurred pursuant to and in compliance with, this Section 4.12, in the event such Indebtedness meets the criteria on the date on which it was incurred of more than one of the types of Indebtedness described in clauses (i) through (xx) of the definition of “Permitted Indebtedness” or described in Section 4.12(a), the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.12 and, in its sole discretion, may later reclassify such item of Indebtedness into any one or more of the categories of Permitted Indebtedness described in clauses (i) through (xx) of the definition thereof or in Section 4.12(a) (provided, that at the time of reclassification such Indebtedness meets the criteria in such category or categories).

          (d) Accrual of interest, dividends or accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.12. For purposes of this Section 4.12, the amount of any Indebtedness outstanding as of any date of determination shall be (x) the accreted value of any Indebtedness in the case of any Indebtedness issued with original issue discount and (y) the principal amount or liquidation preference thereof, together with any interest and dividends thereon that is more than 30 days past due, in the case of any other Indebtedness.

          SECTION 4.13. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

          The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order of any Governmental Authority;

(2)	the Indenture;

(3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5)	agreements existing on the Effective Date;

(6)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(7)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(8)	any agreement or instrument governing Capital Stock of any Person that is acquired (other than (A) Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company in contemplation of the transaction and (B) any such agreement or instrument entered into in contemplation of such acquisition);

(9)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

(10)	any agreement or instrument governing any other Indebtedness permitted to be incurred subsequent to the Effective Date pursuant to the provisions of clauses (ix), (xvii), (xviii), (xix) and (xx) of the definition of “Permitted Indebtedness”; provided, that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances);

(11)	provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock or any Person other than on a pro rata basis;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

            SECTION 4.14. Intentionally Omitted.

          SECTION 4.15. Change of Control.

          (a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all outstanding Notes pursuant to the offer described in paragraph (b) below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase.

          (b) Within 45 days following the date upon which the Change of Control occurred (the “Change of Control Date”), the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election in whole or in part if the Paying Agent receives, not later than five Business Days prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, that each Note purchased in part and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

(8) the circumstances and relevant facts regarding such Change of Control.

          On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes or portions thereof so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

          Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

          The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company, and purchases all Notes validly tendered and not withdrawn under such Change of Control in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer.

          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

          SECTION 4.16. Limitation on Asset Sales.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors), (ii) at least 60% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided, that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, and (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days (to the extent of the cash received), shall be deemed to be cash for the purposes of this clause (ii) or for purposes of the second paragraph of this covenant, and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 547 days of receipt thereof either (A) to reinvest in Productive Assets, (B) to repay any Indebtedness (other than payments made on any revolving credit facility Indebtedness where the underlying commitment is not permanently reduced) that was secured by the assets sold in such Asset Sale or (C) a combination of prepayment, repurchase and investment permitted by the foregoing clauses (iii)(A) and (iii)(B); provided, that the amount of the Net Cash Proceeds relating to such Asset Sale that the Company must apply pursuant to this clause (iii) shall be reduced, dollar for dollar, by the amount of any Qualified Investment made by the Company at any time during the 180 day period prior to the consummation of such Asset Sale except to the extent such Qualified Investment was made using Net Cash Proceeds from a prior Asset Sale pursuant to the foregoing clause (iii)(A). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 548th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds (as reduced by any Qualified Investment) relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

          Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and the Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $50.0 million or more shall be deemed to be a “Net Proceeds Offer Trigger Date”).

          Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

          (b) Subject to the deferral of the Net Proceeds Offer Trigger Date contained in the second paragraph of subsection (a) above, each notice of a Net Proceeds Offer pursuant to this Section 4.16 shall be mailed or caused to be mailed, by first class mail, by the Company not more than 25 days after the Net Proceeds Offer Trigger Date to all Holders at their last registered addresses as of a date within 15 days of the mailing of such notice, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

(1) that the Net Proceeds Offer is being made pursuant to Section 4.16 of this Indenture and that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Net Proceeds Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes or portions of Notes in denominations of $1,000 or multiples thereof shall be purchased); provided, that the Company may first purchase any Notes that are tendered that have a principal amount of $10,000 or less;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law) (the “Proceeds Purchase Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefore, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Proceeds Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Proceeds Purchase Date;

(6) that Holders will be entitled to withdraw their election in whole or in part if the Paying Agent receives, not later than five Business Days prior to the Proceeds Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered;

provided, that each Note so purchased in part and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

          On or before the Proceeds Purchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with item (b)(1) above, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any. For purposes of this Section 4.16, the Trustee shall act as the Paying Agent.

          Any amounts remaining after the purchase of Notes pursuant to a Net Proceeds Offer shall be returned by the Trustee to the Company.

          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to a Net Proceeds Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations relating to such Net Proceeds offer by virtue thereof.

          SECTION 4.17. Limitation on Preferred Stock of Subsidiaries.

          The Company shall not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary, other than Permitted Domestic Subsidiary Preferred Stock.

          SECTION 4.18. Limitation on Liens.

          The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Effective Date and any extensions, renewals or replacements thereof, (B) Liens securing the Notes, (C) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Subsidiary of the Company and (D) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced, and (E) Permitted Liens.

          SECTION 4.19. Intentionally Omitted.

          SECTION 4.20. Intentionally Omitted.

          SECTION 4.21. Conduct of Business.

          The Company and the Restricted Subsidiaries shall not engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged on the Effective Date, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

          SECTION 4.22. Payments for Consent.

          Neither the Company nor any of the Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE FIVE

SUCCESSOR CORPORATION

          SECTION 5.01. Merger, Consolidation and Sale of Assets.

          (a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons or adopt a Plan of Liquidation unless:

(i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Notes and this Indenture;

(ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12; and

(iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing.

          (b) Notwithstanding the foregoing clauses (ii) and (iii) of Section 5.01(a), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

          (c) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          SECTION 5.02. Successor Corporation. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such; provided, that solely for purposes of computing amounts described in clause (iv)(3) of the first paragraph of Section 4.10(a), any such surviving entity to the Company shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

ARTICLE SIX

DEFAULT AND REMEDIES

          SECTION 6.01. Events of Default.

An “Event of Default” occurs if:

(1) the Company fails to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days; or

(2) the Company fails to pay the principal on any Note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) and the default continues for a period of five days; or

(3) the Company defaults in the observance or performance of any other covenant or agreement contained in this Indenture and which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(4) the Company fails to pay at final stated maturity (giving effect to any applicable grace period and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Securitization Entity) other than Indebtedness owed to the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the date hereof, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $100.0 million or more at any time; or

(5) one or more judgments in an aggregate amount in excess of $25.0 million (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(6) the Company or any Significant Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors, or (F) takes any corporate action to authorize or effect any of the foregoing; provided, that if a Significant Subsidiary is in Reorganization Proceedings as of the Effective Date, then the foregoing shall constitute an Event of Default with respect to such Significant Subsidiary only if the foregoing occurs following the exit by such Significant Subsidiary from Reorganization Proceedings; or

(7) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or such Significant Subsidiary, (B) appoint a Custodian of the Company or any Significant Subsidiary or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; provided, that if a Significant Subsidiary is in Reorganization Proceedings as of the Effective Date, then the foregoing shall constitute an Event of Default with respect to such Significant Subsidiary only if the foregoing occurs following the exit by such Significant Subsidiary from Reorganization Proceedings.

          SECTION 6.02. Acceleration.

          (a) If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) with respect to the Company) occurs and is continuing and has not been waived pursuant to Section 6.04, then the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

          (b) If an Event of Default specified in Section 6.01(6) or (7) occurs with respect to the Company, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

          (c) At any time after a declaration of acceleration with respect to the Notes in accordance with Section 6.02(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

          SECTION 6.03. Other Remedies.

          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

          SECTION 6.04. Waiver of Past Defaults.

          Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in clauses (1) and (2) of Section 6.01. When a Default or Event of Default is waived, it is cured and ceases.

          SECTION 6.05. Control by Majority.

          Subject to Section 2.09, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, including any remedies provided for in Section 6.03. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that the Trustee reasonably believes conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Noteholder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and provided, further, that this provision shall not affect the rights of the Trustee set forth in Section 7.01(d).

          SECTION 6.06. Limitation on Suits.

          A Noteholder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within 45 days after receipt of the request and the offer of satisfactory indemnity; and

(5) during such 45-day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

          A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over such other Noteholder.

          SECTION 6.07. Rights of Holders To Receive Payment.

          Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

          SECTION 6.08. Collection Suit by Trustee.

          If an Event of Default in payment of principal or interest specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

          SECTION 6.09. Trustee May File Proofs of Claim.

          The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Noteholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. The Company’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07 hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding.

          SECTION 6.10. Priorities.

          If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee for amounts due under Section 7.07;

Second: if the Holders proceed against the Company directly without the Trustee in accordance with the requirements of Section 6.06 to Holders for their collection costs;

Third: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Fourth: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

          The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10.

          SECTION 6.11. Undertaking for Costs.

          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

          SECTION 7.01. Duties of Trustee.

          (a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

          (b) Except during the continuance of a Default or an Event of Default:

(1) The Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part or manifest error, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

          (c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05.

          (d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          (e) Whether or not herein expressly provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

          (f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

          SECTION 7.02. Rights of Trustee.

          Subject to Section 7.01:

          (a) The Trustee may in the absence of manifest error conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

          (b) Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate, an Opinion of Counsel or both, which shall conform to Sections 13.04 and 13.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or advice of such counsel.

          (c) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or indirectly or by or through agents or attorneys and the Trustee shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

          (d) The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

          (e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request,

direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records, and premises of the Company, personally or by agent or attorney and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys.

          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

          (g) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

          (h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at its principal corporate trust office, and such notice references the Notes and this Indenture,

          (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

          (j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

          SECTION 7.03. Individual Rights of Trustee.

          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company, or their respective Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

          SECTION 7.04. Trustee’s Disclaimer.

          The recitals contained herein and in the Notes shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or the Notes other than the Trustee’s certificate of authentication.

          SECTION 7.05. Notice of Default.

          If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the uncured Default or Event of Default within 90 days after such Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or on the Proceeds Purchase Date pursuant to a Net Proceeds Offer and, except in the case of a failure to comply with Article V hereof, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

          SECTION 7.06. Reports by Trustee to Holders.

          Within 60 days after each May 15, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Noteholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), (c) and (d).

          A copy of each report at the time of its mailing to Noteholders shall be mailed to the Company and filed with the Commission and each stock exchange, if any, on which the Notes are listed.

          The Company shall promptly notify the Trustee if the Notes become listed on any stock exchange and any delisting thereof, and the Trustee shall comply with TIA § 313(d).

          SECTION 7.07. Compensation and Indemnity.

          The Company shall pay to the Trustee from time to time such compensation as shall be agreed between the Issuer and the Trustee for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable fees and expenses, including out-of-pocket expenses incurred or made by it in connection with the performance of its duties under this Indenture. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

          The Company shall indemnify each of the Trustee and any predecessor Trustee and its agents, employees, stockholders and directors and officers for, and hold them harmless against, any and all loss, liability or expense incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. At the Trustee’s sole discretion, the Company shall defend the claim and the Trustee shall cooperate and may participate in the defense; provided, that any settlement of a claim shall be approved in writing by the Trustee. Alternatively, the Trustee may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided, that the Company will not be required to pay such fees and expenses if it assumes the Trustee’s defense and there is no conflict of interest between the Company and the Trustee in connection with such defense as reasonably determined by the Trustee. The Company need not pay for any settlement made without its written consent. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

          To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all assets or money held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of or interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or indebtedness of the Company (even though the Notes may be subordinate to such other liability or indebtedness).

          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in the preceding paragraph or Section 6.10.

          The provisions of this Section 7.07 shall survive termination of this Indenture.

          SECTION 7.08. Replacement of Trustee.

          The Trustee may resign by so notifying the Company. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor Trustee. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after delivery of such acceptance, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder.

          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

          If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

          SECTION 7.09. Successor Trustee by Merger, Etc.

          If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise qualified and eligible hereunder, be the successor Trustee.

          SECTION 7.10. Eligibility; Disqualification.

          This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), (2) and (5). The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Company, as obligor of the Notes.

          SECTION 7.11. Preferential Collection of Claims Against Company.

          The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein. The provisions of TIA § 311 shall apply to the Company, as obligor on the Notes.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

          SECTION 8.01. Termination of the Company’s Obligations.

          The Company may terminate its obligations under the Notes and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid or Notes for whose payment U.S. Legal Tender has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder, or if:

          (a) either (i) pursuant to Article Three, the Company shall have given notice to the Trustee and mailed a notice of redemption to each Holder of the redemption of all of the Notes under arrangements satisfactory to the Trustee for the giving of such notice or (ii) all Notes have otherwise become due and payable hereunder;

          (b) the Company shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, U.S. Legal Tender in such amount as is sufficient without consideration of reinvestment of such interest, to pay principal and interest on the outstanding Notes to maturity or redemption; provided, that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender to the payment of said principal, premium, if any, and interest with respect to the Notes;

          (c) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound;

          (d) the Company shall have paid all other sums payable by it hereunder; and

          (e) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for the termination of the Company’s obligations under the Notes and this Indenture have been complied with.

          Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive.

          After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

          SECTION 8.02. Legal Defeasance and Covenant Defeasance.

          (a) The Company may, at its option by Board Resolution of the Board of Directors of the Company, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

          (b) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest on such Notes when such payments are due; (ii) the Company’s obligations with respect to such Notes under Article Two and Section 4.02 hereof; (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (iv) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

          (c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from its obligations under the covenants contained in Section 4.05 and Sections 4.10 through 4.13, inclusive, and Sections 4.15 through 4.18, inclusive, and Article Five hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.01(3) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, Sections 6.01(3), 6.01(4) and 6.01(5) shall not constitute Events of Default.

          SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

          The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

          In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, of such principal or installment of principal of or interest on the Notes; provided, that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(b) in the case of an election under Section 8.02(b) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.02(c) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(6) and 6.01(7) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(e) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(g) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (i) the trust funds will not be subject to any rights of any holders of Indebtedness of the Company other than the Notes or any other creditor of the Company, and (ii) assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law.

          SECTION 8.04. Application of Trust Money.

          The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Obligations except as it may agree with the Company.

          The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.03 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

          SECTION 8.05. Repayment to the Company.

          Anything in this Article Eight to the contrary notwithstanding, from time to time the Trustee and the Paying Agent shall promptly deliver or pay to the Company upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by them, which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance. Upon such delivery, the Trustee and the Paying Agent shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Noteholders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

          SECTION 8.06. Reinstatement.

          If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Article Eight by reason of any legal proceeding or by reason of any order or judgment of any Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government obligations in accordance with Article Eight; provided, that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

          SECTION 9.01. Without Consent of Holders.

          Notwithstanding anything to the contrary in Section 9.02, the Company, when authorized by a Board Resolution, and the Trustee, together, may amend or supplement this Indenture or the Notes without notice to or consent of any Noteholder:

(1) to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of any Noteholder;

(2) to comply with Article Five;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(5) to make any change that would provide any additional benefit or rights to the Noteholders or that does not adversely affect the rights of any Noteholder; or

(6) to make any other change that does not, in the opinion of the Trustee, adversely affect in any material respect the rights of any Noteholders hereunder.

provided, that the Company has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the provisions of this Section 9.01.

          SECTION 9.02. With Consent of Holders.

          Notwithstanding anything to the contrary in Section 9.01 and subject to Section 6.07, the Company, when authorized by a Board Resolution, and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend or supplement this Indenture or the Notes, without notice to any other Noteholders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with any provision of this Indenture or the Notes without notice to any, other Noteholder. No amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall, without the consent of each Holder of each Note affected thereby:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefore;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default, other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes; or

(6) amend, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer in respect of any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto, in each case, after a Change of Control has occurred or the subject Asset Sale has been consummated.

          It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

          SECTION 9.03. Compliance with TIA.

          Every amendment, waiver or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

          SECTION 9.04. Revocation and Effect of Consents.

          Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

          After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (6) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

          SECTION 9.05. Notation on or Exchange of Notes.

          If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Any such notation or exchange shall be made at the sole cost and expense of the Company.

          SECTION 9.06. Trustee To Sign Amendments, Etc.

          The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall not be an expense of the Trustee.

ARTICLE TEN

Intentionally Omitted.

ARTICLE ELEVEN

Intentionally Omitted.

ARTICLE TWELVE

Intentionally Omitted.

ARTICLE THIRTEEN

MISCELLANEOUS

          SECTION 13.01. TIA Controls.

          If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

          SECTION 13.02. Notices.

          Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to the Company, to:

          NRG Energy, Inc.

          901 Marquette Avenue
          Suite 2300
          Minneapolis, Minnesota 55402
          Facsimile No.: (612) 373-5392
          Attn: Scott J. Davido, Esq.

                if to the Trustee, to:
                [                ]
                [                ]
                [                ]
                [                ]
                Facsimile No.: [                ]
                Attn: [                ]

          Each of the Company and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person or Persons. Any notice or communication to the Company or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

          Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

          Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

          SECTION 13.03. Communications by Holders with Other Holders.

          Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

          SECTION 13.04. Certificate and Opinion as to Conditions Precedent.

          Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with.

          SECTION 13.05. Statements Required in Certificate or Opinion.

          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition and the definitions relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

          SECTION 13.06. Rules by Trustee, Paying Agent, Registrar.

          The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Noteholders. The Paying Agent or Registrar may make reasonable rules for its functions.

          SECTION 13.07. Legal Holidays.

          A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          SECTION 13.08. Governing Law.

          This Indenture and the Notes shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York, without regard to principles of conflict of laws. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the state of New York in any action or proceeding arising out of or relating to this Indenture.

          SECTION 13.09. No Adverse Interpretation of Other Agreements.

          This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

          SECTION 13.10. No Recourse Against Others.

          A director, officer, employee, stockholder or incorporator, as such, of the Company or of the Trustee shall not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creations. Each Noteholder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

          SECTION 13.11. Successors.

          All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

          SECTION 13.12. Duplicate Originals.

          All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

          SECTION 13.13. Severability.

          In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

          SECTION 13.14. Table of Contents, Headings, Etc.

          The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SIGNATURES

          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

NRG ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

[FORM OF NOTE]

[INSERT GLOBAL NOTE LEGEND AS SPECIFIED IN SECTION 2.15 IF APPLICABLE]

CUSIP No.: [          ]

NRG ENERGY, INC.

10.0% SENIOR NOTE DUE 2010
No. [ ]	$[ ]

          NRG ENERGY, INC., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to [          ] or registered assigns, the principal sum of [          ] Dollars, on [          ], 2010.

          Interest Payment Dates: [          ] and [          ].

          Record Dates: [          ] and [          ].

          Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

NRG ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication

          This is one of the Notes referred to in the within-mentioned Indenture.

[ ],
as Trustee

Dated: [ ]	By:
Authorized Signatory

(REVERSE OF SECURITY)

10.0% SENIOR NOTE DUE 2010

          1.    Interest. NRG Energy, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note as follows: Interest will accrue on this Note at a rate of 10.0% per annum from the most recent date on which interest has been paid or, if no interest has been paid, from [Effective Date] and shall be payable in cash semi-annually in arrears on each Interest Payment Date, commencing [     ]; provided, that the Company may elect on any Interest Payment Date occurring on or prior to [     ], 2008 to cause interest on this Note to accrete as additional principal at a rate of 12.0% per annum (such amounts, “PIK Interest”); provided, further, that such PIK Interest shall be payable in cash upon the earlier to occur of (i) [     ], 2008 and (ii) the date on which the outstanding principal amount of this Note is paid in full. All interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The Company shall pay interest on overdue principal and on overdue installments of interest from time to time on demand at the rate borne by the Notes plus 2.0% per annum and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

          2.    Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest at the corporate offices of the Paying Agent in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay interest by its check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

          3.    Paying Agent and Registrar. Initially, [     ], a[n] [     ] trust company (the “Trustee”), will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

          4.    Indenture. The Company issued the Notes under an Indenture, dated as of [     ], 2003 (the “Indenture”), by and between the Company and the Trustee. This Note is one of a duly authorized issue of Notes of the Company designated as its 10.0% Senior Notes due 2010. The Notes are limited in initial aggregate principal amount to $500.0 million (excluding any capitalized PIK Interest). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa–77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. The Notes are general unsecured obligations of the Company.

          5.    Redemption.

          (a)    Optional Redemption. The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, as set forth below:

               (i) On or prior to [     ],1 the Notes will be subject to redemption at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date; and

               (ii) On or after [     ], the Notes will be subject to redemption at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date, if redeemed during the twelve-month period beginning on [          ] of the years indicated below:

Year	%

[200_]	[__%]
[200_]	[__%]
[200_]	[__%]
[200_]	[__%]
[200_] and thereafter	[__%]

provided, however, that, in the case of a redemption pursuant to either clause (i) or (ii) above, if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after such Interest Payment Date, then the applicable interest shall be paid on such Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from such Interest Payment Date to the Redemption Date.

          (b)    Optional Redemption Upon Equity Offerings. At any time and from time to time, prior to [     ]2, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided, however, that immediately after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 75 days of such Equity Offering; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

[1] The date that is 90 days following the Effective Date.

[2] Date that first appears in Section 5(a)(ii) above.

          (c) Makewhole Redemption. The Company may choose to redeem the Notes at any time following [     ]3 and prior to [     ] upon the terms and subject to the conditions set forth in this paragraph. The Company may redeem all or any portion of the Notes, at once or from time to time, after giving the required notice under the Indenture. To redeem the Notes prior to [     ], the Company must pay a Redemption Price equal to the greater of:

               (i) 100% of the principal amount of the Notes to be redeemed, and

               (ii) the sum of the present values of (i) the Redemption Price of the Notes at [     ] (such Redemption Price being [     ]%) and (ii) any interest due on the Notes through [     ], in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Makewhole Rate plus [     ]%, plus, in either case, accrued and unpaid interest, if any, to the Redemption Date; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after such Interest Payment Date, then the applicable interest shall be paid on such Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from such Interest Payment Date to the Redemption Date.

          Any notice to Holders of Notes of such a redemption shall include the appropriate calculation of the Redemption Price, but is not required to include the Redemption Price itself. The actual Redemption Price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the Redemption Date.

          (d) Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations larger than $1,000 may be redeemed in part.

          Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

          1. Offers to Purchase. Sections 4.15 and 4.16 of the Indenture provide that, after certain Asset Sales (as defined in the Indenture) and upon the occurrence of a Change of Control (as defined in the Indenture), and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

          2. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of whole dollar integrals. Any Notes issued upon registration of transfer of Notes shall be in denominations of whole dollar figures. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a

[3] 90 days following Effective Date.

Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

          3. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

          4. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

          5. Discharge Prior to Redemption or Maturity. If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

          6. Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or comply with Article Five of the Indenture or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

          7. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of its Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

          8. Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

          9. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

          10. Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

          11. No Recourse Against Others. No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

          12. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

          13. Governing Law. The laws of the State of New York shall govern this Note and the Indenture, without regard to principles of conflicts of law.

          14. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN CON (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

          15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

          16. Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

          The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture, which has the text of this Note in larger type. Requests may be made to: NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402, Attn: Chief Financial Officer.

ASSIGNMENT FORM

          If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                                                , agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:	(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE]

          If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section	4.15	[ ]
Section 4.16 [ ]

          If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Dated:
	NOTICE:	The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Signature Guarantee: